Exhibit 99.1
niwRBBBSnHasn HTI BtfjdiB(J Iraemm] lci]i l3ESSlSiBJBliiBiffiiLuraiHiPlTnTtEf J 2 yiTOriTLr! fiiiHviH pJT jpmjjITHiiiK Motofola has not initiated the Option Exchange Program. If the pfcgram is commenced. Motorola will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission {SECJ. If you are eligible to participate in the program, you should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program. Motorola stockholders and option holders will be able to obtain these written materials and other documents filed by Motorola with the SEC free of charge from the SEC’s website at WiVtV.secgov.